Exhibit 99

Press Release

For immediate release

Company contact: Jennifer Martin, Vice President of Investor Relations, 303-312-8155

Bill Barrett Corporation Announces Successful Settlement on Cottonwood Gulch Asset

•      $42.3 Million Refund to Company

•       4,650 Prospective Acres Retained

DENVER – November 24, 2014 - Bill Barrett Corporation (“the Company”) (NYSE: BBG) announced today that the Company entered into a settlement agreement with the Department of Interior and certain conservation organizations regarding its Cottonwood Gulch natural gas asset located on the Roan Plateau of Northwest Colorado. Under the settlement, the Department of Interior cancels approximately 36,000 gross acres of the 40,650 gross acres under lease and Bill Barrett Corporation receives a lease bonus refund of $42.3 million net to the Company. The funds are expected to be received in the first quarter of 2015. The Company will retain a 90% interest in 4,650 gross acres, which it considers the most prospective leasehold acreage as it immediately offsets existing production and infrastructure. The settlement accelerates the timetable for future access to this and other third party acreage at the base of the plateau and reduces the potential for future environmental challenges to development of potentially significant natural gas reserves.

Chief Executive Officer and President Scot Woodall commented: “This settlement favorably concludes a long litigation process. The refund of what would otherwise be idle investment capital further strengthens the Company’s balance sheet as we shift our focus to our two key oil programs.”

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, develops oil and natural gas in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.